Exhibit 99.1

Transcript of
WidePoint Corporation
First Quarter 2021 Earnings Call
May 14, 2021

Participants

Jin Kang - President & Chief Executive Officer
Jason Holloway - Executive Vice President & Chief Sales and Marketing Officer
Kellie Kim - Executive Vice President & Chief Financial Officer

Analysts

Barry Sine - Spartan Capital Securities

Presentation

Operator

Good afternoon. Welcome to WidePoint’s First Quarter 2021 Earnings Conference Call. My name is Kate and I will be your operator for today’s call. Joining us for today’s presentation are WidePoint’s President and CEO, Jin Kang; Executive Vice President and Chief Sales and Marketing Officer, Jason Holloway; and Executive Vice President and CFO, Kellie Kim. Following their remarks, we will open the call for questions from WidePoint’s publishing analysts and major investors. If your questions were not taken today and you would like additional information, please contact WidePoint’s Investor Relations team at wyy@gatewayir.com.

Before we begin the call, I would like to provide WidePoint’s Safe Harbor statement that includes cautions regarding forward-looking statements made during this call. The matters discussed in this conference call may include forward-looking statements regarding future events and other future performance of WidePoint Corporation that involve risks and uncertainties that could cause actual results to differ materially from those anticipated. These risks and uncertainties are described in the company’s Form 10-K filed with the Securities and Exchange Commission.

Finally, I would like to remind everyone that this call will be made available for replay via a link in the Investor Relations section of the company’s website at www.widepoint.com.

Now, I would like to turn the call over to WidePoint’s President and CEO, Mr. Jin Kang. Sir, please proceed.

Jin Kang - President & Chief Executive Officer, WidePoint Corporation

Thank you, operator and good afternoon to everyone. Thank you for joining us today to review our financial results for the first quarter ended March 31, 2021. After completing what was by many metrics, the most successful year in WidePoint’s history, we entered 2021 with solid momentum and with a considerable task ahead of us to maintain and ultimately to grow our profitability after our work on the 2020 Census project wind down. Today, I’m pleased to report that we started the year on the right foot with the first quarter.

In the first quarter, despite Census winding down, our high margin managed services revenue increased sequentially to 9.3 million. Our gross profit remained fairly steady relative to this time last year at 4.7 million and in line with our projections and expectations. Our gross margin improved substantially to 22.8%, as carrier services revenues from Census trickled away. We also earned 585,000 in net income for the quarter, which on a per share basis was a slight improvement compared to Q1 of last year. While we all knew that 2021 would be a difficult comparison to last year, the profitability metrics demonstrate that even without Census, our core business and our businesses’ fundamental growth drivers remained intact. Additionally, we finished the quarter with 17.1 million in cash, which provides us with a great deal of flexibility, as we now have greater opportunity to put capital to work and to better position our business for success in the coming quarters.

Our primary objective for 2021 is to add new high margin sources of revenue to our business. And one of the ways we intend to do that is by investing back into our technical infrastructure to make our services and our solutions even more appealing to a greater number of prospective clients. We’ve been making several investments into the business in the past few quarters, a few of which are worth highlighting today.

To start, we’ve made enhancements to our flagship delivery system, our Intelligent Telecommunications Management System or ITMS. As a reminder, ITMS is our system for delivering our trusted mobility management solutions to our customers. Our investments in cybersecurity, cloud enablement and user interface enhancements will allow us to scale more effectively, implement more quickly and more securely and improve the user experience.

In addition to our investments in ITMS, we continued to make investment into our device recycling program. Device recycling is a major component of the green initiative program we discussed last year. Our recycling program is a win-win. It helps our clients achieve their ESG objectives. And with these objectives being top of mind for many companies, it serves as a growth driver for our business. While we only launched this initiative in Q4 of 2020, we’re already starting to drive profitable revenue from it as we have implemented that recycling program for select customers in both public and private sectors. We plan to roll out our recycling program for all of our customers in the coming quarters.

To help accelerate the adoption of our device recycling, we’re currently pursuing an all R2 or Responsible Recycling certification through SERI, Sustainable Electronics Recycling International. This certification will ensure that we meet the industry standards for responsible testing, repair, reuse, and recycling programs. And if we can attain this certification, it is likely to open new revenue streams for us. This certification process is progressing smoothly and we’re likely to receive results soon, so please stay tuned.

In addition, we’re making enhancements to our digital billing and analytics infrastructure to enhance our Telecommunication Data Intelligence platform or TDI to meet expanding requirements of the unified communication and collaboration market. We also continue our investment in our IdM infrastructure to ensure that we are able to scale to meet customer demands, and to ensure that our systems are secure and resilient to withstand the increasing frequency of cyber-attacks that are being reported in the news.

We’re also continuing to pursue our FedRAMP certification. As of today, we have verbal communication that DHS has submitted the sponsorship applications to the General Services Administration or GSA, and we are awaiting the approval of the sponsorship application by GSA. Once approved, we will officially start the FedRAMP certification process. In the meantime, preparations continue in earnest. We have engaged cybersecurity subject matter experts to prepare our systems, work products and documentation to shorten the FedRAMP certification process. Investing in our technology suite expand our competitive advantage and our potential total addressable market but at the end of the day, effective selling is key to profitable growth.

So with that in mind, I’m going to turn the call over to Jason to provide you with some details on the sales momentum we’ve been building since the start of the year. Then our CFO, Kellie Kim will walk us through the financial results for the first quarter. Jason?

Jason Holloway - Executive Vice President & Chief Sales and Marketing Officer, WidePoint Corporation

Thank you, Jin. For 2021, our sales strategy is based on the same tactics we’ve successfully implemented in the past several quarters, to team with systems integrators and expand our presence with both prominent players in the commercial and federal sectors. But as Jin mentioned, we are leaning into this strategy and investing back into our business more aggressively, which we are able to do thanks to our strong balance sheet, our high customer retention rate and the momentum we’ve built over the past several years.

We started the year by receiving our first task orders under the Department of Homeland Security, Cellular Wireless Management Services 2.0 contract, which were valued at 86 million in aggregate. The total CWMS 2.0 contract, which we secured last November, has a $500 million ceiling and a contract period of five years. Almost immediately after the contract vehicle was put in place, task orders started to be awarded. For example, the CISA or Cybersecurity and Infrastructure Security Agency award is new. It’s important to note that CISA is a relatively new division within DHS that has been growing, and so there may be opportunities for us to expand our work with them. When we secure the first CWMS 1.0 contract, we spent the first seven years getting the majority of the DHS components under the contract vehicle. Now that those components are already on-boarded, we can focus on expanding services to bring additional value to DHS, like focusing on the 5G technologies and helping enable DHS missions through newly expanded professional services, which we are working diligently to ensure that every major component of DHS puts in place a one base year plus four option year contract such that we can maximize the CWMS 2.0 contract.

If you’ve followed our press releases, you’ll notice that the IdM business, in particular, performed well in Q1 and has been building momentum. During our last call, I discussed two major IdM wins we announced in February. We secured a new contract from a Fortune Global 500 company through which we are providing them with professional services, hardware and Personal Identity Verification or PIV credentials. Along with a strategic partner Intercede, we completed this deployment in less than 30 days. For reference, the competition normally takes three times as long. We also secured a new contract to issue External Certificate Authority or ECA credentials to a hospital that interacts with the US Department of Health and Human Services. Then, just before the quarter’s end, we won to new additional credential deals, both of which are federal clients whose names we cannot share for security reasons.

Regarding our PKI solutions, simplicity and ease of use are exactly what the industry is looking for today. This gives us an advantage as we approach prospective customers who may be sensitive to long and complex PKI deployments. For example, we are positioned to offer PKI as a service, because we have all of the required accreditations, the software and a secured network operations facility to protect PII data along with being a certificate authority, large commercial businesses do not have to worry about making the high dollar investments in certifying their own environment, and hiring highly specialized resources to run the program. There’s a reason why the Department of Defense has stuck with PKI for so long and that’s because of its ability to protect against hacks of both people and hardware.

As more high profile hacks become publicized, commercial enterprises are looking for more secure solutions and that’s where WidePoint comes into the picture. We can deliver DoD grade protection at a fraction of the cost that would be, if they were to deploy it themselves. There’s clearly momentum building in our favor and to help capitalize on that momentum, we’ve applied the same mentality Jin discussed, investing back into the areas of business that can drive growth. We’ve applied that to marketing to improve our branding, and our name recognition.

We were recently listed in the 2021 Gartner Magic Quadrant for Managed Mobility Services. Being included in this particular publication was a huge win for WidePoint. Over 70% of the Fortune 1000 and over 10,000 midsize and large enterprises rely on Gartner for their advice and guidance in key technology areas. This research highlights WidePoint’s strong emphasis on security and our ability to scale to support the largest enterprises on a global basis, which reinforces and amplifies our go to market messaging for both public sector and commercial markets. The listing in last fall’s TEM Market Guide has already resulted in new opportunities in our pipeline, which we are aggressively pursuing. And we expect this year’s write up in the MMS Magic Quadrant to produce even more.

As I said on our last call, we strategically recruited a very strong commercial enterprise sales director who has added to our already strong pipeline of opportunities. While we had hoped to share more details on the appointment, the reality is that flaunting the new hire and discussing new opportunities could jeopardize the hard work and strategy we’ve put forward to close those potential deals. Updates [ph] matter, and while we know that the shareholders are eager for specific updates, it is our hope that you will trust our discretion and our decision to put the business’ growth first, as our new hire navigates through some of these new opportunities. We are excited with how the pipeline is growing and look forward to sharing specifics and news in the month ahead.

As the negative impacts from COVID-19 in the US begin to dwindle, there’s a sense that normalcy is just on the horizon. This bodes well for us for two reasons. For one, the mobile landscape is more complex today than it was before COVID. And we do not see that complexity, materially diminishing. As a result, there are more opportunities than ever to help large organizations manage their mobile assets and ensure they are secure. Second, while the digital billing and analytics and IdM businesses performed well in Q1, their growth was somewhat constrained by our inability to travel and to conduct in person meetings, training sessions, and demonstrations. It is our belief that as in person meetings become more prevalent, sales of these high margin business, as well as other components of TM2 may accelerate. We don’t know the exact timing, but the trends we see today make us cautiously optimistic that 2021 will be another productive year for the sales team and for WidePoint as a whole.

With that, I will hand the call over to Kellie.

Kellie Kim - Executive Vice President & Chief Financial Officer, WidePoint Corporation

Thank you, Jason. Good afternoon, everyone. I’m pleased to share more details on the first quarter 2021 results. For the first quarter, our revenue was 20.7 million compared to 39.7 million reported for the same quarter last year. The year-over-year decline was primarily driven by a reduction in carrier services revenue, primarily due to the wind down of a work on the Census project and the final tranche of carrier credits discussed in our Q4 call.

As a refresher on these carrier credits, we discovered that the carriers had overcharged one of our clients, which does happen in our normal course of business. We filed a dispute with the carriers on behalf of our client, which the carriers ultimately accepted. As a result, the carriers issued credits to us and we passed on the credit directly to our customer. Ultimately, our actions saved our client money, which is one of many benefits we provide. As a reminder, these carrier credits have not and will not impact our profitability.

Looking at the revenues in more detail, carrier services decreased to 11.3 million from 28.1 million in the first quarter of last year. Managed services for the first quarter of 2021 were 9.3 million compared to 11.5 million in the first quarter of last year and 8.9 million in the fourth quarter of last year. The decrease in managed services compared to last year was primarily due to lower revenue from reselling third party products and services related to the timing of sales that slipped into 2020. When we exclude the third party reselling revenue, the managed services revenues in the first quarter of 2021 of 9.3 million increased 6% compared to the first quarter of 2020, and 9% from the fourth quarter of 2020. These increases demonstrate that our core business is still growing profitable revenues without Census.

Our gross profit for the first quarter 2021 was 4.7 million, a 5% decrease from the 5 million we reported in the first quarter of 2020 and a 2% decrease from Q4 of last year, again, demonstrating that our fundamental business drivers remain intact. In line with our projections, gross margin improved significantly to 22.8% in the first quarter of 2021 from 12.5% in 2020. The increase in gross profit was due to the decrease in lower margin carrier services and third-party reselling revenues.

In the first quarter 2021 operating expenses decreased 4% to 4 million from 4.2 million in the first quarter of last year. For the first quarter 2021, GAAP net income was 585,000 or $0.06 per diluted share, an improvement from net income of 484,000 or $0.06 per diluted share in the first quarter of 2020. The increased net income reflects lower income tax expense associated with a permanent tax benefit booked in the first quarter. Our effective tax rate remains around 27%. On a non-GAAP basis, EBITDA for the first quarter of 2021 was 1 million compared to 1.1 million last year. Our non-GAAP adjusted EBITDA was 1.2 million in the first quarter compared to 1.4 million in the same period 2020.

Shifting to cash flow and the balance sheet. We exited the quarter with 17.1 million in cash or $1.87 per diluted share, net working capital of 14.6 million and approximately 5 million available to draw down on our credit facility. Our operating cash flow was 1 million, capital expenditures were 0.6 million compared 0.4 million last year and a 0.8 million increase in net cash from financing activities resulting in a net cash increase of 1.1 million.

This completes my financial summary. For a more detailed analysis of our financial results, please reference our Form 10-Q, which was filed prior to this call. So with that, I would like to turn it back to Jin.

Jin Kang - President & Chief Executive Officer, WidePoint Corporation

Thank you, Kellie and thank you, Jason. As I stated at the outset of this call, our primary focus for 2021 is profitably growing our business by adding more high margin sources of revenue. One part of our strategy to accelerate the development of more profitable revenues is through strategic acquisitions, which we’ve been very transparent about on our last few calls. The search continues and there are several potential opportunities that are currently under review. Once we have a material update to announce, we will be sure to share it.

In the meantime, we’re continuing to meticulously vet targets to ensure that when we do find the right match, we can act swiftly and with purpose and for the betterment of our organization and our shareholders. In the meantime, while the search continues, we are pushing to organically improve our profitability, and to expand our revenue streams. But as a reminder, the Census contract was materially completed in Q4 2020, as anticipated. This contract was hugely successful and displays our capabilities to deliver on large scale projects, as well as scale down quickly. As a result, it has positioned us well, as we endeavor to win new large scale work over the long run. However, in the near term, it does make for a difficult comparison for 2021.

To more objectively evaluate our performance in 2021, we believe it may help to bear in mind how our expectations for this year compared to our performance from last year, excluding the short-term bumps from Census. With that context said, today we are issuing guidance for the full year 2021. For 2021, we expect our revenues to be approximately 103 million compared to 180 million in 2020. Excluding Census, our 2021 revenue projections represent growth of 16% compared to our 2020 results. We expect our adjusted EBITDA to be approximately 4.3 million for the year versus adjusted EBITDA of 5.7 million in 2020. If you exclude Census, our 2021 adjusted EBITDA projection would be roughly in line with our 2020 results. Additionally, we expect earnings per share for 2021 to be approximately $0.12 on a fully diluted basis compared to $0.25 in 2020 without the tax benefits of 8.2 million. Again, excluding Census and the large tax benefits, we expect our EPS to be approximately 10% below our 2020 results due to the investments we are making in sales and marketing, and our technology platforms to better position WidePoint for long-term growth, as we discussed at the outset of this call.

Combined, these expectations demonstrate that even without the work of Census, we believe maintaining our core businesses’ profitability and potentially expanding it are within reach for 2021. Bear in mind that our outlook depends on the timing of new contract awards, and when new customers are on-boarded, as well as the terms of existing and new partnership arrangements. So we’ll continue to update these numbers as we gain more visibility into our progress throughout the year.

With Census behind us, 2021 has the potential to be a great building year for WidePoint and we remain incredibly optimistic about our long-term prospects given the strength of our core business and the macro tailwinds behind our industry. We believe the future remains incredibly bright for WidePoint and to ensure that optimism becomes manifest, we are investing back into the growth areas of our business. Over the past several years, we have demonstrated that WidePoint is an adaptable organization run highly efficiently with a robust roster of core clients, which continues to develop. We’ve proven that we can expand within our current client base. We have a highly resilient federal business and in today’s government spending environment that is an extremely advantageous position. These core components of our business when powered by the tailwinds that may pick up as in-person meetings and demonstrations become more prevalent over the coming year makes us optimistic that 2021 will be another profitable year for WidePoint and one with ample opportunities on which to build.

I will end our prepared remarks by thanking our shareholders for their continued support and, of course, all of our staff members for all their hard work in the performance of their duties, especially during this pandemic.

With that covered, we are ready to take questions from our analysts and our major shareholders. Operator, will you please open the call for questions?

Operator

Thank you. [Operator Instructions] Our first question today is coming from Barry Sine at Spartan Capital Securities. Your line is live.

Q: Hey, good evening. First couple of questions, if you don’t mind, please.

Jin Kang - President & Chief Executive Officer, WidePoint Corporation

Hi, Barry.

Q: Good evening. In your first bullet, the $86 million in task orders from the Department of Homeland Security, I’m assuming that that will be recognized into revenue over several years, that’s not all 2021 revenue?

Jin Kang - President & Chief Executive Officer, WidePoint Corporation

That is correct. The period of performance for that contract or the task order is one base period with four one year option period, so it will be recognized over the five year period.

Q: Okay. Understood. So, obviously, a very different focus now versus 2020. You talked about the investments you’re making in the sales force, as well as technology. On the sales force, do you have a -- could you give us maybe a hard metric, how many quota bearing salespeople do you have now versus a year ago? Is it doubling, 5% increase, how significant is it? And then what are they going after? In the past, you’ve been able to talk about on the conference calls, potential very big contracts that you may or may not win. And obviously, the reopening of DHS was one such big contract. Are there any big contracts on the horizon or you just mainly hunting for a large number of smaller contract wins?

Jin Kang - President & Chief Executive Officer, WidePoint Corporation

So there were a couple of questions. So in terms of the size of our sales force, it’s roughly 14 total. We’ve added I think around three over the past six months. In terms of large contracts within our sales pipeline, there are some sizable ones that are there. There are some with some local -- state and local, there’s also some with commercial customers. And because we are a small organization, some of these things, some of these contracts could have a material impact on our numbers.

Q: Okay. And then, obviously, you mentioned that this is going to be a bit of a down year revenue wise and I understand everything around that. But oftentimes the market is not as kind to companies with declining revenue, they don’t -- the market doesn’t look beyond that. You mentioned on this call, and you’ve mentioned in the past that one potential solution to that might have been M&A, adding an acquisition so that at least optically, it would look like the company is growing. We are what three eighths of the way into the year with nothing announced. I’m kind of reminded of the old country and western song, looking for love in all the wrong places. There is a $88 trillion global economy, surely, there’s got to be some companies out there that would be a fit for you. Why can’t you find them?

Jin Kang - President & Chief Executive Officer, WidePoint Corporation

Well, they are out there, and we’re certainly not looking for love in the wrong places. I think we’re looking in the right places but I think that there’s a big headwinds against us on this. And that’s because of there’s so many spats and there’s so much liquidity in the market. The multiples that some of these companies are looking for just seem to be astronomical. And we know of one software company that received 37 times EBITDA. I mean, so that seems pretty rich to us. And so we may have to broaden our nets here so that we can look at companies and potentially pay a higher multiple. But that also comes with risk, in that we don’t have a whole lot of money to waste. And that’s the last thing we need to do is to do a bad acquisition.

Although we are down in top line revenue, our gross margins are improving, it went from 17%, 18% to 22% to 23%. So that’s a -- and then we’re continuing to remain profitable. So I think we have a little bit of time but yes, we are mindful that we do need to do some acquisitions and have some organic growth, so that it’ll ease the decline in top line revenues because of all of this algorithmic traders that are out there. But as I said, our goal is to remain profitable and increase our gross margins, and we’re going to do that this year. That’s our goal. And so we are looking seriously at a lot of opportunities, a lot of acquisition targets. We’re right now looking at several of them right now, and some of them look promising but when you look under the covers, things change, so we just want to be very careful. Because we feel that no acquisition is better than a bad acquisition.

Q: So one of your parameters in the past and correct me if I’m wrong, if I can kind of characterize what I think you’ve said in the past is, you were looking for quality acquisitions and that you were averse to looking at fixer-uppers. If you found a company that seemed to have a good product portfolio, but perhaps was mismanaged and you could manage it better, you might be able to get it for a lot less than 37 times EBITDA, would you consider loosening some of your parameters and maybe looking at something like a fixer-upper in order to find an M&A partner?

Jin Kang - President & Chief Executive Officer, WidePoint Corporation

Yes, I mean, we have to look at those. And we are looking at some of those, I think we are looking at strategic acquisitions, since that we can cross sell and upsell our solutions too, and so they don’t have to be exactly in our business area and we are looking at a couple of those. Yes, perhaps a fixer-upper, as long as we don’t have to pay such a high multiple that would be interesting to us something that we could see the light at the end of the tunnel. In other words, we can look at the opportunity and if we can eliminate the duplication, and we can eliminate some of the unprofitable pieces and make them profitable and accretive, we are considering those as well.

Q: And my last question is kind of a macro question or two macro questions. So, first of all, we’ve had a very, very large stimulus bill passed and signed by the President, in effect, and then also a very large infrastructure bill that’s being proposed. So are there any goodies in there that would benefit WidePoint? And then the other macro factor, for the first time really, since the Reagan administration, people are talking about inflation again. How does inflation impact your business? Do you have riders in there, for example, on the big DHS contract, if inflation hits, are you able to raise your prices?

Jin Kang - President & Chief Executive Officer, WidePoint Corporation

There are incremental like COLA adjustments, cost-of-living adjustment and escalators in there. It depends on what the inflation rate is, but it’s modest. And so, depending on what the inflation rate is that would make a determination. But in terms of our costs, I think our costs are reasonably fixed. Of course, the labor rates will increase in the case of inflation, so we’d have to manage that very carefully. And the labor rates on RDHS contract does have some room. We don’t always hire the people always at the top level, so we do have some room for increasing salaries if we need to.

There was also one -- an executive order that was signed by President Biden about cybersecurity. I think that that helps. I think people are starting to realize and companies are starting to realize that cybersecurity is real and the cyber threat is real with the latest breaking over at the Colonial Pipeline. I think our solution, our Identity Management Solution would have potentially thwarted the cyber-attack. We believe that our Identity Management Solution, essentially is the first firewall that would mitigate some of those risks associated with people coming in and locking all your data files down. And so, if you can identify the endpoints, in which case you can eliminate the threat of having people break into your system, if you only allow those people that are recognized by your system onto your infrastructure. So we feel that that executive order will help us, it’ll create some tailwinds. Because I think commercial companies are starting to look at that.

And so, in terms of the additional liquidity and the funds that are out there, I think it would all be helpful. I think that there was another piece of legislation that were in both of the relief packages, I think that was in to the tune of like, the first one had a billion dollars a second and had a billion dollars on cybersecurity improvements. So, all of those things will create some tailwind for us.

Q: Alright, thanks for answering all my questions.

Jin Kang - President & Chief Executive Officer, WidePoint Corporation

Great. Thank you, Barry. Always a pleasure to speak with you.

Operator

Thank you. [Operator Instructions] At this time, this concludes our question-and-answer session. If your question was not taken, please contact WidePoint’s IR team at wyy@gatewayir.com. I’d now like to turn the call back over to Mr. Jin Kang for his closing remarks.

Jin Kang - President & Chief Executive Officer, WidePoint Corporation

Thank you, operator. We appreciate everyone taking the time to join us today. As the operator mentioned, if there were any questions that we did not address today, please contact our IR team. You can find their full contact information at the bottom of today’s earnings release.

Also, we will be presenting at the 16th Annual Needham Virtual Technology & Media Conference on Tuesday, May 18 at 8:45 AM. I hope you’re all able to listen in on our presentation. Thank you again and have a great evening.

Operator

Thank you for joining us today for WidePoint’s first quarter 2021 conference call. You may now disconnect.